                                                                      EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE                                          American International Group, Inc. and Subsidiaries

(in thousands, except per share amounts)
- ------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                              1993         1992         1991         1990         1989
==============================================================================================================================
Average outstanding shares used in the computation of
 per share earnings:
   Common shares issued(a)                                         337,392      337,395      337,392      329,351      325,556
   Common stock in treasury(a)                                     (19,931)     (19,758)     (19,020)     (18,883)     (18,879)
- ------------------------------------------------------------------------------------------------------------------------------
   Average outstanding shares                                      317,461      317,637      318,372      310,468      306,677
==============================================================================================================================
   Income before cumulative effect of accounting changes        $1,917,035   $1,620,544   $1,545,747   $1,432,606   $1,356,591

     Cumulative effect of accounting changes, net of tax
       AIG                                                              --       31,941           --           --           --
       Minority-owned reinsurance operations                        20,695           --           --           --           --
- ------------------------------------------------------------------------------------------------------------------------------
   Net income (applicable to common stock)(b)                   $1,937,730   $1,652,485   $1,545,747   $1,432,606   $1,356,591
==============================================================================================================================
   Earnings per common share:(c)
     Income before cumulative effect of accounting changes           $6.04        $5.10        $4.86        $4.61        $4.42
     Cumulative effect of accounting changes, net of tax
       AIG                                                              --         0.10           --           --           --
       Minority-owned reinsurance operations                          0.07           --           --           --           --
- ------------------------------------------------------------------------------------------------------------------------------
     Net income                                                      $6.11        $5.20        $4.86        $4.61        $4.42
==============================================================================================================================
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(a) Adjusted for the common shares split in the form of a 50 percent stock dividend paid July 30, 1993.
(b) After deductions in 1993, 1992, 1991, 1990 and 1989 of preferred stock dividends of $1,043, $4,471, $7,262, $9,688 and $10,884, respectively.
(c) The effect of all other common stock equivalents is not significant;
    therefore, this information is not presented.





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